TWFG Announces Third Quarter 2026 Results

– Total Revenues increased 24.6% for the quarter over the prior year period to $79.9 million –
– Organic Revenue Growth Rate* of 16.6% for the quarter –
– Net income of $9.0 million and Net Income Margin of 11.3% for the quarter –
– Adjusted EBITDA Margin* of 24.4% for the quarter -

THE WOODLANDS, Texas, November 4, 2026 (GLOBE NEWSWIRE) – TWFG, Inc. (“TWFG”, the “Company” or “we”) (NASDAQ: TWFG), a high-growth insurance distribution company, today announced results for the third quarter ended September 30, 2026.
Third Quarter 2026 Highlights
•Total revenues for the quarter increased 24.6% to $79.9 million, compared to $64.1 million in the prior year period
•Commission income for the quarter increased 25.9% to $73.4 million, compared to $58.3 million in the prior year period
•Net income for the quarter was $9.0 million, compared to $9.6 million in the prior year period, and net income margin for the quarter was 11.3% compared to 15.0% in the prior year period
•Diluted Earnings Per Share for the quarter was $0.09 and Adjusted Diluted Earnings Per Share* for the quarter was $0.28
•Total Written Premium for the quarter increased 18.5% to $554.2 million, compared to $467.7 million in the prior year period
•Organic Revenue Growth Rate* for the quarter was 16.6%
•Adjusted Net Income* for the quarter increased 16.3% from the prior year period to $15.1 million, and Adjusted Net Income Margin* for the quarter was 18.9%
•Adjusted EBITDA* increased 15.0% to $19.5 million, with Adjusted EBITDA Margin* of 24.4%, compared to 26.5% in the prior year period

*Organic Revenue Growth Rate, Adjusted Net Income, Adjusted Net Income Margin, Adjusted EBITDA, Adjusted EBITDA Margin, and Adjusted Diluted Earnings Per Share are non-GAAP measures. Reconciliations of Organic Revenue Growth Rate to total revenue growth rate, Adjusted Net Income and Adjusted EBITDA to net income, Diluted Earnings Per Share to adjusted diluted earnings per share and Cash Flow from operating activities to adjusted free cash flow, the most directly comparable financial measures presented in accordance with GAAP, are outlined in the reconciliation table accompanying this release.

“Our third quarter results highlight the strength of TWFG’s diversified platform. Written premium grew 18.5%, total revenues increased 24.6%, and Adjusted EBITDA rose 15.0%, supported by growth across Agency-in-a-Box, Corporate Stores and MGA programs, as well as contributions from recent acquisitions. We continued to grow in a moderating rate environment, demonstrating the value we bring to agents, policyholders and carrier partners,” said Gordy Bunch, CEO.

Third Quarter 2026 Results

Total Written Premium increased 18.5% to $554.2 million in the third quarter, compared with $467.7 million in the same period of the prior year. Growth was primarily volume-led rather than rate-drive, reflecting the moderating rate environment. Our growth was supported by organic and inorganic growth across Agency-in-a-Box, Corporate Stores and MGA operations. The growth included increased policy counts and premium retention of 88%.

Total revenues increased $15.8 million or 24.6% compared to the prior-year period, primarily driven by commission income growth of $15.1 million or 25.9% to $73.4 million. Commission income growth outpaced written premium growth by 740 basis points as the business mix continued to shift toward higher commission-rate programs.

Organic Revenue was $68.7 million, representing growth of $9.8 million, or 16.6%, against the adjusted prior-year Organic Revenue denominator of $58.9 million. Organic Revenue excludes contingent income, non-policy fee income, other income and revenue from recently acquired businesses. The growth rate reflected increased renewal and new business growth across all offerings. The accompanying reconciliation details the adjustments used to establish the prior-year comparison.

Commission expense increased $7.3 million or 20.9% to $41.9 million, growing approximately 500 basis points slower than commission income, primarily reflecting a favorable shift towards higher commission-rate business and lower commission expense associated with corporate store acquisitions. Salaries and employee benefits increased $1.9 million or 19.3% to $11.8 million from $9.9 million, primarily due to incremental headcount associated with the Company’s continued acquisition strategy. Other administrative expenses increased $4.5 million or 85.8% to $9.7 million, primarily due to increased professional and legal fees associated with capital markets and credit facility expansion related expenses, as well as continued investments to support the Company’s growth initiatives.

Net income for the quarter was $9.0 million, compared to $9.6 million in the prior-year period, and Net Income Margin was 11.3%, compared with 15.0% last year. Higher other administrative expenses and salary and benefits, along with lower interest income and higher non-cash amortization related to acquisitions, affect the year-over-year comparison. Adjusted Net Income increased 16.3% to $15.1 million. Adjusted Net Income Margin was 18.9%, compared to 20.2% in the prior year period.

Adjusted EBITDA grew 15.0% to $19.5 million, supported by the higher-margin profile of MGA operations and contributions from recent acquisitions, including APIA and corporate store additions. Adjusted EBITDA Margin was 24.4%, compared with 26.5% in the third quarter of 2025.

Cash flow from operating activities was $10.6 million, compared to $15.0 million in the same period of the prior year. Adjusted Free Cash Flow was $7.5 million, compared to $12.3 million in the prior year period, primarily driven by working capital impacts including higher commission receivables and lower commission payables and other liabilities. These impacts along with lower net income were partially offset by higher amortization.

Liquidity and Capital Resources

As of September 30, 2026, the Company had unrestricted cash and cash equivalents of $77.8 million. We had full unused capacity on our revolving credit facility of $125.0 million as of September 30, 2026. The total outstanding term notes payable balance was $2.5 million as of September 30, 2026.

2026 Acquisitions Update

During the third quarter TWFG Insurance Services completed the branch conversion acquisition of Select Insurance Solutions, Inc.

This transaction joins a broader roster 2026 corporate store and MGA acquisitions including Loften Wells, Fortress Insurance Services and APIA.

Updated 2026 Outlook
Based on year-to-date performance and current business trends, the Company is updating the full-year 2026 guidance issued in the second quarter:

Metric	Previous Guidance	Updated Guidance
Organic Revenue Growth*	13-17%	15-17%
Total Revenues	$300-$320 million	$300-$320 million
Adjusted EBITDA Margin*	23-27%	24-27%

The updated outlook reflects stronger-than-expected performance across the core businesses and subsequent acquisitions.

The Company is unable to provide a reconciliation of Organic Revenue Growth or Adjusted EBITDA Margin guidance to the most directly comparable GAAP measures without unreasonable effort due to the inherent difficulty in forecasting the timing and magnitude of items that have not yet occurred. The Company believes any such difference would be immaterial.

*For a definition of Organic Revenue Growth Rate and Adjusted EBITDA Margin, see “Non-GAAP Financial Measures” below.

Investor Day

TWFG will host an Investor Day on November 12th, 2026, from 10:00 a.m. to 3:00 p.m. Central Time at its home office, located at 10055 Grogans Mill Road., Suite 500, The Woodlands, Texas.

Registration Link: https://edge.media-server.com/mmc/p/u25nnryn/

Conference Call Information
TWFG will host a conference call to discuss its financial results at 4:00 p.m. Central Time (5:00 p.m. Eastern Time) on November 4, 2026.

To access the call by webcast please visit https://edge.media-server.com/mmc/p/nuz2eovi/

To register for access to the live conference call:
•Visit the link below and complete the online registration form.
•Upon registering you will receive the dial-in info and a unique PIN to join the call as well as an email confirmation with the details.
•Select a method for joining the call:
•Dial-In: A dial in number and unique PIN are displayed to connect directly from your phone.
•Call Me: Enter your phone number and click “Call Me” for an immediate callback from the system. The call will come from a US number.
Registration Link: https://edge.media-server.com/mmc/p/nuz2eovi/

A replay of the webcast will be available on the Investor Relations website for a limited time following the call.

About TWFG

TWFG (NASDAQ: TWFG) is an independent distribution platform for personal and commercial insurance in the United States. TWFG represents hundreds of insurance carriers across personal and commercial lines, serving clients through its network of branches, corporate stores and managing general agency operations. For more information, please visit twfg.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve substantial risks and uncertainties. All statements, other than statements of historical fact included in this release, are forward-looking statements. Forward-looking statements give our current expectations relating to our financial condition, results of operations, plans, objectives, future performance, and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “outlook,” “predicts,” “potential” or “continue,” the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to risks, uncertainties and assumptions about us, may include projections of our future financial performance, our anticipated growth strategies and anticipated trends in our business, as well as statements regarding our share repurchase program, including the timing, amount, or completion of any repurchases. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements, including those factors discussed under the captions entitled “Risk factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K, any Quarterly Reports on Form 10-Q and the other documents that the Company files with the U.S. Securities and Exchange Commission. You should specifically consider the numerous risks outlined under “Risk factors” in the Annual Report on Form 10-K for the year ended December 31, 2025.

Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of any of these forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Non-GAAP Financial Measures and Key Performance Indicators

Non-GAAP Financial Measures
Organic Revenue, Organic Revenue Growth, Adjusted Net Income, Adjusted Net Income Margin, Adjusted Diluted Earnings Per Share, Adjusted EBITDA, Adjusted EBITDA Margin and Adjusted Free Cash Flow included in this release are not measures of financial performance in accordance with generally accepted accounting principles in the United States of America (“GAAP”) and should not be considered substitutes for GAAP measures, including revenues (for Organic Revenue and Organic Revenue Growth), net income (for Adjusted Net Income, Adjusted Net Income Margin, Adjusted EBITDA and Adjusted EBITDA Margin), diluted earnings per share (for Adjusted Diluted Earnings Per Share), and cash flow from operating activities (for Adjusted Free Cash Flow), which we consider to be the most directly comparable GAAP measures. These non-GAAP financial measures have limitations as analytical tools, and when assessing our operating performance, you should not consider these non-GAAP financial measures in isolation or as substitutes for revenues, net income, operating cash flow or other consolidated financial statement data prepared in accordance with GAAP. Other companies may calculate any or all of these non-GAAP financial measures differently than we do, limiting their usefulness as comparative measures.

Organic Revenue. Organic Revenue is total revenue (the most directly comparable GAAP measure) for the relevant period, excluding contingent income, non-policy fee income, other income and those revenues generated from acquired businesses with over $0.5 million in annualized revenue that have not reached the twelve-month owned mark.

Organic Revenue Growth. Organic Revenue Growth is the change in Organic Revenue period-to-period, with prior period results adjusted to include revenues that were excluded in the prior period because the relevant acquired businesses had not reached the twelve-month-owned milestone, but have reached the twelve-month owned milestone in the current period. We believe Organic Revenue Growth is an appropriate measure of operating performance because it eliminates the impact of acquisitions, which affects the comparability of results from period-to-period.

Adjusted Net Income. Adjusted Net Income is a supplemental measure of our performance and is defined as Net Income (the most directly comparable GAAP measure) before amortization, non-recurring or non-operating income and expenses, including equity-based compensation, adjusted to assume a single class of stock (Class A) and assuming noncontrolling interests do not exist while excluding the impact of the sale of non-current assets. We believe Adjusted Net Income is a useful measure because it adjusts for the after-tax impact of significant one-time, non-recurring items and eliminates the impact of any transactions that do not directly affect what management considers to be our ongoing operating performance in the period. These adjustments generally eliminate the effects of certain items that may vary from company-to-company for reasons unrelated to overall operating performance.

Beginning in the year ended December 31, 2025, we updated our definition of Adjusted Net Income to exclude the impact of the sale of non-current assets. The impact of this change on our Adjusted Net Income for the year ended December 31, 2025, as well as on previously reported periods, was not material. As a result, prior‑period amounts have not been recast. We believe this minor refinement to our definition provides improved alignment with how management evaluates operating performance and enhances the measure’s usefulness for investors while maintaining comparability with prior periods.

We are subject to U.S. federal income taxes, in addition to state, and local taxes, with respect to our allocable share of any net taxable income of TWFG Holding Company, LLC. Adjusted Net Income pre-IPO did not reflect adjustments for income taxes since TWFG Holding Company, LLC is a limited liability company and is classified as a partnership for U.S. federal income tax purposes. Post-IPO, the calculation incorporates the impact of federal and state statutory tax rates on 100% of our adjusted pre-tax income as if the Company owned 100% of TWFG Holding Company, LLC.

Adjusted Net Income Margin. Adjusted Net Income Margin is Adjusted Net Income divided by total revenues. We believe that Adjusted Net Income Margin is a useful measurement of operating profitability for the same reasons we find Adjusted Net Income useful and also because it provides a period-to-period comparison of our after-tax operating performance.

Adjusted Diluted Earnings Per Share. Adjusted Diluted Earnings Per Share is Adjusted Net Income divided by diluted shares outstanding after adjusting for the effect of (i) the exchange of 100% of the outstanding Class B common stock of the Company (the “Class B Common Stock”) and Class C common stock of the Company (the “Class C Common Stock”) (together with the related limited liability units in TWFG Holding Company, LLC (the “LLC Units”)) into shares of Class A common stock of the Company (“Class A Common Stock”) and (ii) the vesting of 100% of the unvested equity awards and exchange into shares of Class A Common Stock. The most directly comparable GAAP financial metric is diluted earnings per share. We believe Adjusted Diluted Earnings Per Share may be useful to an investor in evaluating our operating performance and efficiency because this measure is widely used by investors to measure a company’s operating performance without regard to items excluded from the calculation of such measure, which can vary substantially from company to company depending upon acquisition activity and capital structure. This measure also eliminates the impact of expenses that do not relate to core business performance, among other factors.

Adjusted EBITDA. Adjusted EBITDA is a supplemental measure of our performance and is defined as EBITDA adjusted to reflect items such as equity-based compensation, interest income, other non-operating and certain nonrecurring items, while excluding the impact of the sale of non-current assets. EBITDA is defined as net income (the most directly comparable GAAP measure) before interest, income taxes, depreciation and amortization. We believe that Adjusted EBITDA is an appropriate measure of operating performance because it adjusts for significant one-time, non-recurring items and eliminates the ongoing accounting effects of certain capital spending and acquisitions, such as depreciation and amortization, that do not directly affect what management considers to be our ongoing operating performance in the period. These adjustments eliminate the effects of certain items that may vary from company to company for reasons unrelated to overall operating performance. Our measure of Adjusted EBITDA is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the methods of calculation.

Beginning in the year ended December 31, 2025, we updated our definition of Adjusted EBITDA to exclude the impact of the sale of non-current assets. The impact of this change on our Adjusted EBITDA for the year ended December 31, 2025, as well as on previously reported periods, was not material. As a result, prior‑period amounts have not been recast. We believe this minor refinement to our definition provides improved alignment with how management evaluates operating performance and enhances the measure’s usefulness for investors while maintaining comparability with prior periods.

Adjusted EBITDA Margin. Adjusted EBITDA Margin is Adjusted EBITDA divided by total revenue. We believe that Adjusted EBITDA Margin is a useful measurement of operating profitability for the same reasons we find Adjusted EBITDA useful and also because it provides a period-to-period comparison of our operating performance.

Adjusted Free Cash Flow. Adjusted Free Cash Flow is a supplemental measure of our performance. We define Adjusted Free Cash Flow as cash flow from operating activities (the most directly comparable GAAP measure) less cash payments for tax distributions, purchases of property, plant, and equipment and acquisition-related costs. We believe Adjusted Free Cash Flow is a useful measure of operating performance because it represents the cash flow from the business that is within our discretion to direct to activities including investments, debt repayment, and returning capital to stockholders.

The reconciliation of the above non-GAAP measures to their most comparable GAAP financial measure is outlined in the reconciliation table accompanying this release.

Key Performance Indicators
Total Written Premium. Total Written Premium represents, for any reported period, the total amount of current premium (net of cancellations) placed with insurance carriers. We utilize Total Written Premium as a key performance indicator when planning, monitoring, and evaluating our performance. We believe Total Written Premium is a useful metric because it is the underlying driver of the majority of our revenue.

Contacts
Investor Contact:
Investor Relations for TWFG
Email: IR@twfg.com

PR Contact:
Alex Bunch, CMO for TWFG
Email: alex@twfg.com

Condensed Consolidated Statements of Income (Unaudited)
(Amounts in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Revenues
Commission income(1)	$73,379	$58,270	$221,073	$161,617
Contingent income(4)	2,571	2,095	6,673	5,791
Fee income(2)	3,553	3,466	11,066	9,806
Other income	413	292	1,456	1,040
Total revenues	79,916	64,123	240,268	178,254
Expenses
Commission expense	41,894	34,639	121,415	100,604
Salaries and employee benefits	11,847	9,929	33,529	27,618
Other administrative expenses(3)	9,652	5,194	25,629	15,318
Depreciation and amortization	7,494	5,327	20,728	12,587
Total operating expenses	70,887	55,089	201,301	156,127
Operating income	9,029	9,034	38,967	22,127
Interest expense	(75)	(70)	(194)	(221)
Interest income	531	1,574	2,504	5,188
Other non-operating income (expense), net	116	59	818	632
Income before tax	9,601	10,597	42,095	27,726
Income tax expense	601	977	2,765	2,253
Net income	9,000	9,620	39,330	25,473
Less: net income attributable to noncontrolling interests	7,827	7,898	34,029	20,456
Net income attributable to TWFG, Inc.	$1,173	$1,722	$5,301	$5,017

Weighted average shares of common stock outstanding:
Basic	12,870,343	15,005,426	13,620,316	14,933,242
Diluted	12,997,664	15,100,655	13,620,316	15,088,031
Earnings per share:
Basic	$0.09	$0.11	$0.39	$0.34
Diluted	$0.09	$0.11	$0.39	$0.34

(1)    Commission income - related party of $4,018 and $3,939 for the three months ended and $12,366 and $9,858 for the nine months ended September 30, 2026 and 2025, respectively.
(2)    Fee income - related party of $887 and $869 for the three months ended and $2,730 and $2,596 for the nine months ended September 30, 2026 and 2025, respectively.
(3)    Other administrative expenses - related party of $817 and $785 for the three months ended and $2,509 and $2,333 for the nine months ended September 30, 2026 and 2025, respectively.
(4)    Contingent income - related party of $125 and $375 for the three and nine months ended September 30, 2026 and none for the three and nine months ended September 30, 2025, respectively.

The following table presents the disaggregation of our revenues by offerings (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Insurance Services
Agency-in-a-Box	$39,603	$37,583	$120,927	$112,895
Corporate Branches	14,950	12,188	39,938	31,804
Total Insurance Services	54,553	49,771	160,865	144,699
TWFG MGA	24,828	13,944	77,848	32,372
Other	535	408	1,555	1,183
Total revenues	$79,916	$64,123	$240,268	$178,254

The following table presents the disaggregation of our commission income by offerings (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Insurance Services
Agency-in-a-Box	$36,661	$34,703	$112,615	$104,337
Corporate Branches	14,469	12,018	38,793	31,526
Total Insurance Services	51,130	46,721	151,408	135,863
TWFG MGA	22,249	11,549	69,665	25,754
Total commission income	$73,379	$58,270	$221,073	$161,617

The following table presents the disaggregation of our fee income by major sources (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Policy fees	$1,552	$1,175	$4,653	$3,309
Branch fees	1,371	1,289	4,177	3,961
License fees	526	886	1,876	2,053
TPA fees	104	116	360	483
Total fee income	$3,553	$3,466	$11,066	$9,806

The following table presents the disaggregation of our commission expense by offerings (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Insurance Services
Agency-in-a-Box	$30,039	$27,627	$88,625	$81,594
Corporate Branches	1,642	1,481	4,400	4,155
Total Insurance Services	31,681	29,108	93,025	85,749
TWFG MGA	10,156	5,504	28,175	14,774
Other	57	27	215	81
Total commission expense	$41,894	$34,639	$121,415	$100,604

Condensed Consolidated Balance Sheets (Unaudited)
(Amounts in thousands, except share/unit data)

	September 30, 2026	December 31, 2025
Assets
Current assets
Cash and cash equivalents	$77,841	$155,926
Restricted cash	17,825	11,974
Commissions receivable, net	50,360	37,322
Accounts receivable	14,110	7,469
Deposit with premium finance company	11,278	10,445
Other current assets, net	5,590	2,382
Total current assets	177,004	225,518
Non-current assets
Intangible assets, net	174,666	138,632
Property and equipment, net	3,804	3,307
Lease right-of-use assets, net	4,148	4,189
Other non-current assets	578	689
Total assets	$360,200	$372,335
Liabilities, Redeemable Noncontrolling Interest, and Equity
Current liabilities
Commissions payable	$19,318	$15,168
Carrier liabilities	22,381	13,811
Operating lease liabilities	1,179	1,320
Short-term bank debt	2,019	1,972
Deferred acquisition payables	6,692	1,505
Other current liabilities	11,338	10,308
Total current liabilities	62,927	44,084
Non-current liabilities
Operating lease liabilities	3,227	2,897
Long-term bank debt	515	2,035
Deferred acquisition payables	305	6,669
Total liabilities	66,974	55,685
Commitments and contingencies (see Note 14)
Redeemable noncontrolling interest	25,618	17,901
Stockholders' Equity
Class A common stock ($0.01 par value per share - 300,000,000 authorized 12,907,830 and 15,028,681 shares issued and outstanding at September 30, 2026 and December 31, 2025, respectively)	129	150
Class B common stock ($0.00001 par value per share - 100,000,000 authorized 7,277,651 shares issued and outstanding at September 30, 2026 and December 31, 2025, respectively)	—	—
Class C common stock ($0.00001 par value per share - 100,000,000 authorized 33,893,810 shares issued and outstanding at September 30, 2026 and December 31, 2025, respectively)	—	—
Additional paid-in capital	18,728	59,951
Retained earnings	28,553	23,251
Accumulated other comprehensive income	18	30
Total stockholders' equity attributable to TWFG, Inc.	47,428	83,382
Noncontrolling interests	220,180	215,367
Total stockholders' equity	267,608	298,749
Total liabilities, redeemable noncontrolling interest, and equity	$360,200	$372,335

Non-GAAP Financial Measures

A reconciliation of Organic Revenue and Organic Revenue Growth Rate to Total Revenue and Total Revenue Growth Rate, the most directly comparable GAAP measures, for each of the periods indicated is as follows (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Total Revenues	$79,916	$64,123	$240,268	$178,254
Acquisition adjustments(1)	(6,261)	(5,286)	(27,280)	(7,419)
Contingent income	(2,571)	(2,095)	(6,673)	(5,791)
Fee income	(3,553)	(3,466)	(11,066)	(9,806)
Other income	(413)	(292)	(1,456)	(1,040)
Policy fee income	1,552	1,175	4,653	3,309
Organic Revenue	$68,670	$54,159	$198,446	$157,507

Prior year Organic Revenue reported	$54,159	$48,406	$157,507	$138,375
Commission income at 12-month post acquisitions	5,286	898	7,419	3,583
Disposals	(530)	—	(1,595)	—
Other adjustments(2)	—	(136)	—	(807)
Organic Revenue denominator	$58,915	$49,168	$163,331	$141,151

Organic Revenue	$68,670	$54,159	$198,446	$157,507
Organic Revenue denominator	58,915	49,168	163,331	141,151
Organic Revenue Growth	$9,755	$4,991	$35,115	$16,356

Total Revenue Growth Rate(3)	24.6%	21.3%	34.8%	17.3%
Organic Revenue Growth Rate(4)	16.6%	10.2%	21.5%	11.6%

(1)    Represents revenues generated from the acquired businesses during the first 12 months following an acquisition.
(2)     Other adjustments reflect immaterial prior-period and comparability items consistent with management’s non-GAAP presentation policy.
(3)    Represents the period-to-period change in total revenues divided by the total revenues in the prior period.
(4)    Represents Organic Revenue Growth divided by the Organic Revenue denominator.

A reconciliation of Adjusted Net Income and Adjusted Net Income Margin to net income and net income margin, the most directly comparable GAAP measures, for each of the periods indicated is as follows (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Total Revenues	$79,916	$64,123	$240,268	$178,254
Net Income	$9,000	$9,620	$39,330	$25,473
Income tax expense	601	977	2,765	2,253
Acquisition-related expenses	10	3	165	55
Equity-based compensation	682	987	2,704	3,706
Other non-recurring items(1)	1,775	—	2,241	10
Gain on sale of non-current assets, net(2)	(109)	—	(810)	—
Amortization expense	7,328	5,205	20,264	12,176
Adjusted income before income taxes	19,287	16,792	66,659	43,673
Adjusted income tax expense	(4,211)	(3,833)	(15,145)	(9,968)
Adjusted Net Income	$15,076	$12,959	$51,514	$33,705
Net Income Margin	11.3%	15.0%	16.4%	14.3%
Adjusted Net Income Margin	18.9%	20.2%	21.4%	18.9%

(1)    Non-recurring expense for the three and nine months ended September 30, 2026, primarily includes legal and professional fees associated with capital markets and credit facility expansion activities and lease termination costs. Non-recurring expense for the nine-month period also includes a commercial concession. These costs are not considered by management to be reflective of the Company’s normal, recurring operating performance.
(2)    During the first and second quarters of 2025, a gain related to the sale of non-current assets was not excluded from Adjusted Net Income consistent with the Company’s stated definition. The presentation has been adjusted in the fourth quarter and full-year 2025 results to conform to the Company’s definition of Adjusted Net Income. This adjustment impacts only non-GAAP measures and had no effect on previously reported GAAP results.

A reconciliation of Adjusted EBITDA and Adjusted EBITDA Margin to net income and net income margin, the most directly comparable GAAP measures, for each of the periods indicated is as follows (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Total Revenues	$79,916	$64,123	$240,268	$178,254
Net income	$9,000	$9,620	$39,330	$25,473
Interest expense	75	70	194	221
Interest income(1)	(531)	(1,574)	(2,504)	(5,188)
Depreciation and amortization	7,494	5,327	20,728	12,587
Income tax expense	601	977	2,765	2,253
EBITDA	16,639	14,420	60,513	35,346
Acquisition-related expenses	10	3	165	55
Equity-based compensation	682	987	2,704	3,706
Interest income(1)	531	1,574	2,504	5,188
Gain on sale of non-current assets, net(2)	(109)	—	(810)	—
Other non-recurring items(3)	1,775	—	2,241	10
Adjusted EBITDA	$19,528	$16,984	$67,317	$44,305
Net Income Margin	11.3%	15.0%	16.4%	14.3%
Adjusted EBITDA Margin	24.4%	26.5%	28.0%	24.9%

(1)    Interest income reflects interest and other earnings on cash balances held by the Company. This income is included in Adjusted EBITDA as we view our total interest and investment income as an integral part of our business model and earnings stream until deployed.
(2)    During the first and second quarters of 2025, a gain related to the sale of non-current assets was not excluded from Adjusted Net Income consistent with the Company’s stated definition. The presentation has been adjusted in the fourth quarter and full-year 2025 results to conform to the Company’s definition of Adjusted Net Income. This adjustments impacts only non-GAAP measures and had no effect on previously reported GAAP results.
(3)    Non-recurring expense for the three and nine months ended September 30, 2026, primarily includes legal and professional fees associated with capital markets and credit facility expansion activities and lease termination costs. Non-recurring expense for the nine-month period also includes a commercial concession. These costs are not considered by management to be reflective of the Company’s normal, recurring operating performance.

A reconciliation of Adjusted Free Cash Flow to Cash Flow from Operating Activities, the most directly comparable GAAP measure, for each of the periods indicated is as follows (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Cash Flow from Operating Activities	$10,577	$14,953	$43,114	$40,213
Purchase of property and equipment	(164)	(69)	(961)	(128)
Tax distribution to members(1)	(2,893)	(2,586)	(11,155)	(11,338)
Acquisition-related expenses	10	3	165	55
Adjusted Free Cash Flow	$7,530	$12,301	$31,163	$28,802

(1)    Tax distributions to members represents the amount distributed to the members of TWFG Holding Company, LLC in respect of their income tax liability related to the net income of TWFG Holding Company, LLC allocated to its members.
A reconciliation of Adjusted Diluted Earnings Per Share to diluted earnings per share, the most directly comparable GAAP measure, for each of the periods indicated is as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Earnings per share of common stock – diluted	$0.09	$0.11	$0.39	$0.34
Plus: Impact of all LLC Units exchanged for Class A Common Stock(1)	0.03	0.06	0.14	0.12
Plus: Adjustments to Net Income(2)	0.11	0.06	0.22	0.14
Plus: Other Adjustments(3)	0.05	—	0.19	—
Adjusted Diluted Earnings Per Share	$0.28	$0.23	$0.94	$0.60

Weighted average common stock outstanding – diluted	12,997,664	15,100,655	13,620,316	15,088,031
Plus: Impact of all LLC Units exchanged for Class A Common Stock(1)	41,171,461	41,171,461	41,171,461	41,171,461
Adjusted Diluted Earnings Per Share diluted share count	54,169,125	56,272,116	54,791,777	56,259,492

(1)    For comparability purposes, this calculation incorporates the net income that would be distributable if all shares of Class B Common Stock and Class C Common Stock, together with the related LLC Units, were exchanged for shares of Class A Common Stock. For the three and nine months ended September 30, 2026, this includes $5.4 million and $23.8 million, respectively, of net income on 54,169,125 and 54,791,777 weighted-average shares of common stock outstanding-diluted, respectively. For the three and nine months ended September 30, 2025, this includes $7.9 million and $20.5 million, respectively, of net income on 56,272,116 and 56,259,492 weighted-average shares of common stock outstanding-diluted, respectively. See Note 13 Earnings Per Share to our Condensed Consolidated Financial Statements included elsewhere in this Quarterly Report for more information about the earnings per share.
(2)    Adjustments to Net Income are described in the footnotes of the reconciliation of Adjusted Net Income to net income in “Adjusted Net Income and Adjusted Net Income Margin”, which represent the difference between net income of $9.0 million and Adjusted Net Income of $15.1 million, as well as the net income of $39.3 million and Adjusted Net Income of $51.5 million for the three and nine months ended September 30, 2026, respectively. Adjusted Diluted Earnings Per Share include adjustments of $6.1 million to Adjusted Net Income on 54,169,125 weighted-average shares of common stock outstanding-diluted and $12.2 million to Adjusted Net Income on 54,791,777 weighted-average shares of common stock outstanding-diluted, for the three and nine months ended September 30, 2026, respectively.
(3)    Impact of TWFG MGA FL redeemable noncontrolling interest: Incorporates the net income attributable to the 49.9% interest in TWFG MGA FL, LLC held by AIH Sub, Inc. Unlike the Class B and Class C holders, AIH Sub, Inc. does not hold exchange rights into Class A Common Stock but rather holds a put option exercisable between 2030 and 2033. This component is included to present Adjusted Diluted Earnings Per Share on the same fully consolidated basis as Adjusted EBITDA, ensuring comparability between the two metrics. For the three and nine months ended September 30, 2026, this component includes $2.4 million and $10.3 million of net income attributable to AIH Sub, Inc.

Key Performance Indicators

The following presents the disaggregation of Total Written Premium by offerings, business mix and line of business (in thousands):

	Three Months Ended September 30,				Nine Months Ended September 30,
	2026		2025		2026		2025
	Amount	% of Total	Amount	% of Total	Amount	% of Total	Amount	% of Total
Offerings:
Insurance Services
Agency-in-a-Box	$326,436	59%	$296,524	63%	$928,715	59%	$839,845	65%
Corporate Branches	118,219	21	98,634	21	318,559	20	262,284	20
Total Insurance Services	444,655	80	395,158	84	1,247,274	79	1,102,129	85
TWFG MGA	109,539	20	72,583	16	335,031	21	186,862	15
Total written premium	$554,194	100%	$467,741	100%	$1,582,305	100%	$1,288,991	100%

Business Mix:
Insurance Services
Renewal business	$354,086	64%	$313,448	67%	$989,115	63%	$860,223	67%
New business	90,569	16	81,710	17	258,159	16	241,906	19
Total Insurance Services	444,655	80	395,158	84	1,247,274	79	1,102,129	86

TWFG MGA
Renewal business	56,579	10	48,687	10%	179,012	11%	132,429	10%
New business	52,960	10	23,896	6	156,019	10	54,433	4
Total TWFG MGA	109,539	20	72,583	16	335,031	21	186,862	14
Total written premium	$554,194	100%	$467,741	100%	$1,582,305	100%	$1,288,991	100%

Written Premium Retention:
Insurance Services		90%		92%		90%		91%
TWFG MGA		78		80		96		80
Consolidated		88		91		91		89

Line of Business:
Personal lines	$447,078	81%	$386,741	83%	$1,278,455	81%	$1,050,439	81%
Commercial lines	107,116	19	81,000	17	303,850	19	238,552	19
Total written premium	$554,194	100%	$467,741	100%	$1,582,305	100%	$1,288,991	100%